Exhibit 99.1

WEX Inc. Reports Second Quarter 2015 Financial Results

Solid execution against strategic priorities drives results in line with expectations

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--July 29, 2015--WEX Inc. (NYSE:WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended June 30, 2015.

Second Quarter 2015 Financial Results

Total revenue for the second quarter of 2015 increased 6% to $213.7 million from $201.6 million for the second quarter of 2014. Net income to common shareholders on a GAAP basis was $26.5 million, or $0.68 per diluted share, compared with $43.3 million, or $1.11 per diluted share, for the second quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the second quarter of 2015 decreased 9% to $48.3 million, or $1.25 per diluted share, from $53.1 million, or $1.36 per diluted share, for the same period a year ago. Note that adjusted net income has been revised to exclude the impact of foreign currency remeasurement gains and losses and related hedges. With the revision of adjusted net income, full year guidance now excludes the impact of these foreign currency remeasurement gains and losses and related hedges. See Exhibit 1 for a full reconciliation of adjusted net income.

"I am pleased to report solid top and bottom line results this quarter that were in line with our expectations. WEX Europe Services and Evolution1 continue to progress better than anticipated, which have partially offset softness in macroeconomic factors, including continued fuel price headwinds. As we move into the second half of the year, I am encouraged by the momentum our team is demonstrating across our high-growth verticals and geographies and the underlying organic growth in the business," said Melissa Smith, WEX's president and chief executive officer.

Smith continued, "Overall, I remain optimistic about the trajectory of our long term growth. Our guidance assumes that 2015 will continue to be a year of investment as we ramp our global operations and optimize the efficiency of our expanded infrastructure and assets. We have established the building blocks we need to retain our market leadership in our core segments while expanding our reach in high-growth, emerging industries. We will continue to seek strategic acquisitions that complement our business or enhance our offering in the market."

Second Quarter 2015 Performance Metrics

Where applicable, the performance metrics listed below have been revised for and include WEX Europe Services, which WEX acquired in December 2014:

  Average number of vehicles serviced worldwide was approximately 9.8 million, an increase of 24% from the second quarter of 2014.
  Total fuel transactions processed increased 5% from the second quarter of 2014 to 103.1 million. Payment processing transactions increased 11% to 86.7 million.
  Average expenditure per payment processing transaction decreased 22% from the second quarter of 2014 to $68.98.
  U.S. retail fuel price decreased 27% to $2.74 per gallon from $3.76 per gallon in the second quarter of 2014.
  Total corporate card purchase volume grew 31% to $5.7 billion, from $4.3 billion for the second quarter of 2014.

Financial Guidance and Assumptions

  For the third quarter of 2015, WEX expects revenue in the range of $224 million to $233 million and adjusted net income in the range of $54 million to $57 million, or $1.38 to $1.46 per diluted share.
  For the full year 2015, the Company expects revenue in the range of $847 million to $872 million and adjusted net income in the range of $192 million to $201 million, or $4.94 to $5.14 per diluted share.

Third quarter 2015 guidance is based on an assumed average U.S. retail fuel price of $2.77 per gallon, and approximately 39 million shares outstanding. Full-year 2015 guidance is based on an assumed average U.S. retail fuel price of $2.68 per gallon and approximately 39 million shares outstanding. The fuel prices referenced above are based on the applicable NYMEX futures price.

The Company's guidance also assumes that third quarter 2015 credit loss will range between 6 and 11 basis points, and full year 2015 fleet credit loss will range between 7 and 10 basis points. Our guidance also includes $11 million to $14 million of after tax losses related to WEX Europe Services.

The Company's guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments, foreign currency remeasurement gains and losses and related hedges, stock-based compensation, restructuring charges, gain on divestitures and the amortization of purchased intangibles as well as the related tax and non-controlling interest impacts of the forgoing adjustments.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the three and six months ended June 30, 2015 and 2014.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis, to lessen the volatility associated with its derivative instruments and foreign exchange rates on financial results. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended June 30, 2015. This table is presented as Exhibit 2. The Company is also providing selected segment revenue information for the three and six months ended June 30, 2015 and 2014 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, July 29, 2015, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 62983827. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing approximately 9.8 million vehicles and offering exceptional payment security and control across a wide spectrum of business sectors. WEX serves a global set of customers and partners through its operations around the world, with offices in the United States, Australia, New Zealand, Brazil, the United Kingdom, Italy, France, Germany, Norway, and Singapore. WEX and its subsidiaries employ approximately 2,000 associates. The Company has been publicly traded since 2005, and is listed on the New York Stock Exchange under the ticker symbol “WEX.” For more information, visit www.wexinc.com and follow WEX on Twitter at @WEXIncNews.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; business momentum; optimism about trajectory for long term growth trends; and, plans for strategic acquisitions. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns, payments, transaction processing activity and the commercial activity of fleets; the effects of the Company’s business expansion and acquisition efforts; the Company’s failure to successfully integrate the businesses it has acquired; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standard; breaches of the Company’s technology systems and any resulting negative impact on our reputation, or liabilities, or loss of relationships with customers or merchants; fuel price volatility and changes in fleet fuel efficiency; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of the Company’s outstanding notes on its operations; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2014, filed on Form 10-K with the Securities and Exchange Commission on February 26, 2015. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF
INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues
Fleet payment solutions	$135,520	$145,828	$264,010	$281,263
Other payment solutions	78,133	55,753	151,928	102,386
Total revenues	213,653	201,581	415,938	383,649
Expenses
Salary and other personnel	59,091	43,426	117,508	87,328
Restructuring	-	-	8,559	-
Service fees	33,941	27,831	64,011	54,136
Provision for credit losses	3,983	6,803	7,897	15,893
Technology leasing and support	10,021	7,151	19,455	14,178
Occupancy and equipment	5,034	3,761	10,031	8,127
Depreciation, amortization and impairment	20,759	15,176	42,146	30,194
Operating interest expense	1,357	1,599	2,936	2,887
Cost of hardware and equipment sold	684	2,255	1,793	3,203
Other	15,865	13,250	31,659	25,837
Gain on divestiture	-	-	(1,215)	-
Total operating expenses	150,735	121,252	304,780	241,783
Operating income	62,918	80,329	111,158	141,866
Financing interest expense	(11,916)	(7,276)	(24,004)	(14,632)
Net foreign currency (loss) gain	(2,161)	1,238	(6,537)	2,271
Net realized and unrealized loss on fuel price derivative instruments	(6,000)	(7,561)	(3,251)	(5,716)
Income before income taxes	42,841	66,730	77,366	123,789
Income taxes	16,441	23,881	30,933	44,860
Net income	26,400	42,849	46,433	78,929
Less: Net loss attributable to non-controlling interests	(92)	(484)	(2,404)	(946)
Net earnings attributable to WEX Inc.	$26,492	$43,333	$48,837	$79,875
Net earnings attributable to WEX Inc. per share:
Basic	$0.68	$1.12	$1.26	$2.05
Diluted	$0.68	$1.11	$1.26	$2.05
Weighted average common shares outstanding:
Basic	38,739	38,856	38,798	38,911
Diluted	38,799	38,946	38,880	39,031

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$184,332	$284,763
Accounts receivable (less reserve for credit losses of $9,665 in 2015 and $13,919 in 2014)	1,972,141	1,865,538
Securitized accounts receivable, restricted	104,259	-
Income taxes receivable	-	6,859
Available-for-sale securities	18,672	18,940
Fuel price derivatives, at fair value	16,668	40,969
Property, equipment and capitalized software (net of accumulated depreciation of $176,950 in 2015 and $169,382 in 2014)	114,729	105,596
Deferred income taxes, net	11,415	5,764
Goodwill	1,089,271	1,117,149
Other intangible assets, net	461,727	497,297
Other assets	206,559	175,506
Total assets	$4,179,773	$4,118,381
Liabilities and Stockholders’ Equity
Accounts payable	$596,526	$425,956
Accrued expenses	125,865	137,227
Income taxes payable	3,032	-
Deposits	905,193	979,553
Securitized debt	89,176	-
Borrowed federal funds	50,500	-
Revolving line-of-credit facilities and term loan	720,970	901,564
Deferred income taxes, net	58,766	44,004
Notes outstanding	400,000	400,000
Other debt	51,446	52,975
Amounts due under tax receivable agreement	64,516	69,637
Other liabilities	10,837	13,154
Total liabilities	3,076,827	3,024,070
Commitments and contingencies
Redeemable non-controlling interest	14,992	16,590
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 43,077 shares issued in 2015 and 43,021 in 2014; 38,745 shares outstanding in 2015 and 38,897 in 2014	431	430
Additional paid-in capital	183,655	179,077
Non-controlling interest	13,165	17,396
Retained earnings	1,130,567	1,081,730
Accumulated other comprehensive income	(67,522)	(50,581)
Less treasury stock at cost; 4,428 shares in 2015 and 4,218 shares in 2014	(172,342)	(150,331)
Total stockholders’ equity	1,087,954	1,077,721
Total liabilities and stockholders’ equity	$4,179,773	$4,118,381

Exhibit 1
Reconciliation of Adjusted Net Income to GAAP Net Earnings
(in thousands)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Adjusted Net Income attributable to WEX Inc.	$48,317	$53,100	$94,535	$94,091
Unrealized loss on fuel price derivatives	(14,956)	(4,896)	(24,301)	(2,073)
Net foreign currency (loss) gain	(2,161)	1,238	(6,537)	2,271
Amortization of acquired intangible assets	(12,016)	(8,330)	(24,175)	(16,617)
Stock-based compensation	(3,942)	(3,117)	(7,160)	(5,540)
Restructuring	-	-	(8,559)	-
Gain on divestiture	-	-	1,215	-
Expenses and adjustments related to acquisitions	-	(500)	-	(500)
ANI adjustments attributable to non-controlling interests	765	271	3,618	420
Tax impact	10,485	5,567	20,201	7,823
Net earnings attributable to WEX Inc.	$26,492	$43,333	$48,837	$79,875

Beginning in the second quarter of 2015, adjusted net income attributable to WEX Inc. excludes foreign currency remeasurement gains and losses and related hedges. For comparative purposes, adjusted net income attributable to WEX Inc. for the prior periods has been revised to reflect the exclusion of net foreign currency gains and losses and differs from the figure previously reported due to this adjustment. We believe this adjustment facilitates the comparison of operating results and helps identify trends in our businesses.

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes other specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price-related derivative contracts.
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of foreign currency cash, receivable and payable balances, certain intercompany notes and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items will improve the comparison of operating results.

  The amortization of purchased intangibles, deferred loan costs associated with the extinguishment of debt, acquisition related expenses, non-cash adjustments related to the Company's tax receivable agreement and adjustments attributable to non-controlling interest have no significant impact on the ongoing operations of the business.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring charges are related to employee termination benefits from certain identified initiatives to further streamline the business, improve the Company's efficiency, and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. We exclude these items when evaluating our continuing business performance as such items are not consistently recurring and do not reflect expected future operating expense, nor provide meaningful insight into the fundamentals of current or past operations of our business.
  The gain or loss from a divestiture is not indicative of the performance of the ongoing operations of the business.
  The Company considers certain acquisition-related costs, such as investment banking fees, financing fees and warranty and indemnity insurance, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision. The Company is unable to reconcile our adjusted net income guidance to the comparable GAAP measure because of the difficulty in predicting the amounts to be adjusted.

Exhibit 2
Selected Non-Financial Metrics
	Q2 2015	Q1 2015	Q4 2014	Q3 2014	Q2 2014
Fleet Payment Solutions – Payment Processing Revenue:(1)
Payment processing transactions (000s)	86,700	81,934	79,195	80,379	78,390
Gallons per payment processing transaction	23.1	23.1	23.4	23.1	23.2
Payment processing gallons of fuel (000s)	2,005,051	1,890,048	1,850,304	1,859,894	1,816,204
Average US fuel price (US$ / gallon)	$2.74	$2.57	$3.17	$3.61	$3.76
Average Australian fuel price (US$ / gallon)	$3.91	$3.73	$4.63	$5.22	$5.44
Payment processing $ of fuel (000s)	$5,980,928	$5,344,929	$6,071,384	$6,842,202	$6,933,978
Net payment processing rate	1.34%	1.36%	1.37%	1.37%	1.36%
Fleet payment processing revenue (000s)	$80,127	$72,943	$83,336	$93,462	$94,550

Other Payment Solutions – Payment Processing Revenue:(2)
Payment solutions purchase volume (000s)	$5,682,989	$5,039,867	$4,500,724	$5,477,610	$4,339,339
Net interchange rate	0.84%	0.87%	0.89%	0.83%	0.86%
Payment solutions processing revenue (000s)	$47,433	$43,837	$40,279	$45,476	$37,460

(1) As of December 1, 2014, includes metrics for WEX Europe Services where applicable.

(2) Excludes payment processing revenue from rapid! PayCard and UNIK. As of July 16, 2014, includes interchange volume and associated revenue for Evolution1.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 3
Segment Revenue Information (in thousands) (unaudited)
Fleet Payment Solutions
(in thousands)	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
	2015	2014	Amount	Percent	2015	2014	Amount	Percent
Revenues
Payment processing revenue	$80,127	$94,550	$(14,423)	(15)%	$153,070	$180,252	$(27,182)	(15)%
Transaction processing revenue	4,927	5,250	(323)	(6)%	9,610	10,140	(530)	(5)%
Account servicing revenue	25,360	20,112	5,248	26%	49,243	39,467	9,776	25%
Finance fees	19,069	17,661	1,408	8%	38,064	34,981	3,083	9%
Other	6,037	8,255	(2,218)	(27)%	14,023	16,423	(2,400)	(15)%
Total revenues	$135,520	$145,828	$(10,308)	(7)%	$264,010	$281,263	$(17,253)	(6)%

Other Payment Solutions
	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
(in thousands)	2015	2014	Amount	Percent	2015	2014	Amount	Percent
Revenues
Payment processing revenue	$47,954	$40,147	$7,807	19%	$92,446	$72,049	$20,397	28%
Transaction processing revenue	1,309	1,652	(343)	(21)%	2,916	3,347	(431)	(13)%
Account servicing revenue	13,114	3,596	9,518	265%	26,179	6,769	19,410	287%
Finance fees	1,332	1,352	(20)	(1)%	2,528	2,794	(266)	(10)%
Other	14,424	9,006	5,418	60%	27,859	17,427	10,432	60%
Total revenues	$78,133	$55,753	$22,380	40%	$151,928	$102,386	$49,542	48%

CONTACT:
News media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investors:
WEX Inc.
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com